                                                                               .
                                                                               .
                                                                               .

PRICING SUPPLEMENT NO. 2, DATED: May 22, 2006                               RULE 424(b)(2)
to Prospectus Supplement Dated January 25, 2005      REGISTRATION STATEMENT NO. 333-121553
to Prospectus Dated January 25, 2005



                                     KEYCORP


                                   $500,000,000

                   [X] SENIOR MEDIUM-TERM NOTES, SERIES H
                   [ ] SUBORDINATED MEDIUM-TERM NOTES, SERIES G


[X]   Floating Rate Notes                         [ ]  ___% Fixed Rate Notes
[X]   Book-Entry Notes                            [ ]  Certificated Notes


Original Issue Date: May 25, 2006
Maturity Date: May 26, 2009
Issue Price: 99.900%
Paying Agent: Deutsche Bank Trust Company Americas
Authenticating Agent: Deutsche Bank Trust Company Americas


OPTION TO ELECT REDEMPTION:      [ ] Yes    [X] No      OPTION TO EXTEND MATURITY:            [ ] Yes [X] No
Redemption Date(s):                                     Extended Maturity Dates:
Initial Redemption Percentage:                          Notice of Extension Date(s):
Annual Redemption Percentage Reduction:

OPTION TO ELECT REPAYMENT:       [ ] Yes    [X] No      SPECIFIED CURRENCY (NOT U.S. DOLLARS):[ ] Yes  [X] No
Repayment Date(s):                                      Authorized Denominations:
Repayment Price(s):                                     Exchange Rate Agency:

Repurchase Price (if any):  N/A                         Optional Interest Rate Reset:         [ ] Yes  [X] No
Amortization Schedule (if any):  N/A                    Optional Interest Rate Reset Dates:   [ ] Yes  [X] No
Sinking Fund Defeasance:         [ ] Yes    [X] No      Optional Extension of Maturity:       [ ] Yes  [X] No
                                                        Length of Extension Period:           [ ] Yes  [X] No
Minimum Denominations:           [X]$1,000 [ ] Other:


                              FIXED RATE NOTES ONLY

Interest Computation Period:

Interest Payment Dates:

Regular Record Dates if other than May 31 and November 30:

                            FLOATING RATE NOTES ONLY

                                   BASE RATE:

[ ]    CD Rate                       [ ]   Treasury Rate
[ ]    Commercial Paper Rate         [ ]   CMT Rate
[ ]    Federal Funds Rate            [ ]   11th District Cost of Funds Rate
[X]    LIBOR                         [ ]   Other (specify):
[ ]    Prime Rate

 Initial Interest Rate: One month USD LIBOR            Interest Determination Date: Two London business days prior
      +10 basis points                                       to each Interest Reset Date

 Index Maturity: One month USD LIBOR                   Interest Reset Period: Monthly

 Spread (Plus or minus): +10 basis points              Interest Reset Dates: Monthly on the 26th day of each month

 Maximum Interest Rate: N/A                            Interest Payment Dates: Monthly on the 26th day of each month, commencing on June 26, 2006

 Minimum Interest Rate: N/A                            Calculation Date: N/A

 Total Amount of OID: N/A                              Calculation Agent: KeyBank National Association

 Yield to Maturity: N/A                                Spread Multiplier: N/A

 Initial Accrual Period OID                            Telerate Page: 3750
    and Designated Method: N/A
                                                       Other Terms (if any):


AGENT:  [ ] Bear, Stearns & Co. Inc.                   Agent's Discount or Commission: 0.100% ($500,000)
        [ ] Citigroup Global Markets Inc.              Trade Date: May 22, 2006
        [X] Credit Suisse Securities (USA) LLC         Proceeds to KeyCorp: $499,500,000
        [ ] Deutsche Bank Securities Inc.
        [X] Goldman, Sachs & Co.
        [ ] HSBC Securities (USA), Inc.
        [X] J.P. Morgan Securities Inc.
        [X] KeyBanc Capital Markets,
               a division of McDonald Investments Inc.
        [ ] Merrill Lynch, Pierce, Fenner and
               Smith Incorporated
        [X] Morgan Stanley & Co. Incorporated
        [X] UBS Securities LLC
        [X] Other: Lehman Brothers Inc.

[ ]  Acting as Agent       Agent is acting as Agent for the sale of Notes by
                           KeyCorp at a price of  % of the principal amount

[X]  Acting as Principal   [X] Agent is purchasing Notes from KeyCorp as
                               Principal for resale to investors and other
                               purchasers at:

                                [X] a fixed public offering price of 100% of the
                                    Principal amount

                                    [ ] varying prices related to prevailing
                                        market prices at the time of resale to
                                        be determined by such Agent
